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                                                                     Exhibit 3.2

                                CERTIFICATE OF AMENDMENT
                                         OF THE
                          RESTATED CERTIFICATE OF INCORPORATION
                                           OF
                             CARLISLE COMPANIES INCORPORATED

     It is hereby certified that:

          1. The name of the corporation is Carlisle Companies Incorporated (the "Corporation").

          2. The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out in its entirety Paragraph A of Article FOURTH and restating said Paragraph as follows:

          FOURTH: A. The total number of shares of stock which the Corporation shall have authority to issue is Fifty-Five Million (55,000,000) shares, divided into two (2) classes as follows:

          (i) Fifty Million (50,000,000) shares, each to be of the par value of one dollar ($1.00), and to be designated as Common Stock; and,

          (ii) Five Million (5,000,000) shares, each to be of the par value of one dollar ($1.00), and to be designated as Preferred Stock."

          3. The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Stephen P. Munn, its Chairman and Chief Executive Officer and attested by Steven J. Ford, its Secretary, this ____ day of October, 1996.
                                        Carlisle Companies Incorporated

                                        By:   /S/ STEPHEN P. MUNN
                                            -------------------------
                                        Stephen P. Munn, Chairman and
                                          Chief Executive Officer

ATTEST:
  /S/ STEVEN J. FORD
-------------------------
Steven J. Ford, Secretary